Exhibit 4.13

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 20, 2025 (this “Amendment No. 2”), is by and among GDC MEDIA LIMITED, a private company limited by shares incorporated under the laws of Ireland with registered number 562225 (“GDC Media”), GDC AMERICA, INC., a Florida corporation (“GDC America”), ROTO SPORTS, INC., a Delaware corporation (“Rotowire” and together with GDC Media and GDC America and their respective successors and assigns, and any other entity that may hereafter become a Borrower, individually, each a “Borrower” and collectively, the “Borrowers”), GAMBLING.COM GROUP LIMITED, a public company limited by shares incorporated under the laws of Jersey with registered number 135800 (“Holdings), each of the lenders party hereto constituting the Required Lenders (the “Consenting Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as administrative agent (the “Agent”).
W I T N E S S E T H:
WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of January 1, 2025 (as in effect immediately prior to the Amendment No. 2 Effective Date (as defined below), the “Existing Credit Agreement”, and as the same is amended hereby and may from time to time hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”);
WHEREAS, the Borrowers have requested that Section 9.6 of the Existing Credit Agreement be amended pursuant to Section 12.2 with the consent of the Required Lenders;
WHEREAS, on the terms and conditions set forth herein and in the Credit Agreement, each Consenting Lender has agreed to amend the Existing Credit Agreement as set forth herein; and
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions; Interpretation. For purposes of this Amendment No. 2, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.
2.Amendments to Existing Credit Agreement. As of the Amendment No. 2 Effective Date, the Existing Credit Agreement is hereby amended by amending and restating Section 9.6 of the Existing Credit Agreement in its entirety as follows:
“SECTION 9.6 Restricted Payments. Declare or make any Restricted Payments; provided, that, the Credit Parties may:

(a) make any Restricted Payment after December 31, 2025, so long as, as of the date of any such Restricted Payment and immediately after giving effect thereto, (a) no Event of Default shall exist and (b) on a pro forma basis, the Credit Parties would have a Consolidated Total Net Leverage Ratio of less than 2.50 to 1.00; and

(b)make one or more Restricted Payments in the form of a purchase, repurchase, redemption, retirement or other acquisition of, the Equity Interests of Holdings, provided that (a) such Restricted Payments are financed with internally generated cash, (b) as of the date of any such Restricted Payment and immediately after giving effect thereto, (x) no Event of Default shall exist and (y) on a pro forma basis, the Credit Parties would have a Consolidated Total Net Leverage Ratio of less than 2.50 to 1.00 and (c) the amount of all such Restricted Payments made under this Section 9.6(b) shall not exceed $20,000,000 in the aggregate. ”
3.Representations and Warranties. Each Borrower and Holdings represents and warrants to the Agent and the Lenders as of the Amendment No. 2 Effective Date that:
3.1 Each Borrower and Holdings has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment No. 2.
3.2 This Amendment No. 2 has been duly executed and delivered by the duly authorized officers of each Borrower and Holdings, and constitutes the legal, valid and binding obligation of each Borrower and Holdings, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
3.3 The execution, delivery and performance by, and enforcement against, each Borrower and Holdings of this Amendment No. 2, and the performance by each Borrower and Holdings of the Credit Agreement (a) does not require any Governmental Approval or violate any Applicable Law relating to any Borrower and Holdings or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of any Borrower, Holdings or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which would reasonably be expected to have a Material Adverse Effect and (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens which would reasonably be expected to have a Material Adverse Effect or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment No. 2 other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office (or any equivalent in any applicable jurisdiction) and/or the Companies Registration Office of Ireland and (iv) Mortgage filings with the applicable county recording office or register of deeds or property registration authority.
3.4 All of the representations and warranties contained in the Credit Agreement and in the other Loan Documents, each as amended hereby, are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date hereof (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); and
3.5 As of the Amendment No. 2 Effective Date, and after giving effect to this Amendment No. 2, no Default or Event of Default exists or has occurred and is continuing.
4.Conditions Precedent. This Amendment No. 2 and the obligations of the parties hereunder and under the Credit Agreement shall become effective (the date of such effectiveness, the “Amendment No. 2 Effective Date”) upon the Agent’s receipt of counterparts of this Amendment No. 2, duly authorized, executed and delivered by Holdings and the Borrowers, the Consenting Lenders and the Agent.
5.Effect of this Amendment No. 2. Except as expressly set forth herein, no other amendments, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and the Borrowers and Holdings shall not be entitled to any other or further waiver or amendment by virtue of the provisions of this Amendment No. 2 or with respect to the subject matter of this Amendment No. 2. To the extent of conflict between the terms of this Amendment No. 2 and the other Loan Documents, the terms of this Amendment No. 2 shall control. The Credit Agreement and this Amendment No. 2 shall be read and construed as one agreement. This Amendment No. 2 is a Loan Document. Each of the Credit Agreement, the Collateral Agreement and the Foreign Guaranty Agreement remains in full force and effect, and nothing contained in this Amendment No. 2 will constitute a waiver of any right, power or remedy under the Credit Agreement the Collateral Agreement or the Foreign Guaranty Agreement, as applicable.
6.Reaffirmation. As of the date hereof, each Borrower and Holdings reaffirms its obligations under the Loan Documents to which it is party and its prior guarantees, pledges and grants and the validity of the Liens granted by it pursuant to the Security Documents, and after giving effect to this Amendment No. 2, except as specifically modified by this Amendment No. 2, the Loan Documents (and the Liens and security interests granted pursuant thereto) shall remain in full force and effect as a continuing security for the Secured Obligations (as defined in the Credit Agreement) and are hereby ratified and confirmed in all respects. After giving effect to this Amendment No. 2, neither the modification of the Existing Credit Agreement or the other Loan Documents effected pursuant to this Amendment No. 2 nor the execution, delivery, performance or effectiveness of this Amendment No. 2:
(a)impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Secured Obligations, whether heretofore or hereafter incurred; or
(b)requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
7.No Novation. The parties hereto expressly acknowledge that it is not their intention that this Amendment No. 2 or any of the other Loan Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, but rather constitute a modification thereof or supplement thereto pursuant to the terms contained herein. The Credit Agreement and the Loan Documents, in each case as amended, modified, restated and/or supplemented hereby, shall be deemed to be continuing agreements among the parties thereto, and all documents, instruments, and agreements delivered, as well as all Liens created, pursuant to or in connection with the Credit Agreement and the other Loan Documents shall remain in full force and effect, each in accordance with its terms (as amended, modified, restated and/or supplemented by this Amendment No. 2 or otherwise). The amendments provided for herein shall not, in any manner, be construed to impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of any Credit Party evidenced by or arising under the Credit Agreement or the other Loan Documents.
8.Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. THIS AMENDMENT NO. 1 SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Section 12.5(b), (c) and (d) and Section 12.6 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.
9.Severability. Any provision of this Amendment No. 2 held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
11.Waiver, Modification, Etc. No provision or term of this Amendment No. 2 may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.
12.Further Assurances. Holdings and the Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by the Administrative Agent to effectuate the provisions and purposes of this Amendment No. 2.
13.Entire Agreement. This Amendment No. 2 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
14.Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 2.
15.Counterparts. This Amendment No. 2 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment No.1 constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the parties hereto and when such parties hereto shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties here-to. Delivery of an executed counterpart of a signature page of this Amendment and Restatement Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment No. 2. Section 12.16(b) of the Credit Agreement is incorporated herein by reference, mutatis mutandis.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Consenting Lender By: /s/ Colin Murphy Name: Colin Murphy Title: Executive Director

[Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement (Gambling.com)]

Axos Bank, as a Consenting Lender

By: /s/ David Pare
Name: David Pare
Title: EVP

First-Citizens Bank & Trust Company, as a Consenting Lender

By: /s/ Jason Auguste
Name: Jason Auguste
Title: Managing Director

Citibank, N.A., as a Consenting Lender

By: /s/ Jose Lopes
Name: Jose C. Lopes
Title: Senior VP Citi NA

Texas Capital Bank, as a Consenting Lender

By: /s/ Ryan Murphy
Name: Ryan Murphy
Title: Executive Director

[Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement (Gambling.com)]

GAMBLING.COM GROUP LIMITED, as a Holdings
By:     /s/ Charles Gillespie
Name:     Charles Gillespie
Title:    Chief Executive Officer
GDC MEDIA LIMITED, as Borrower
By:     /s/ John O’Shea
Name:     John O’Shea
Title:    Authorized Signatory
GDC AMERICA, INC., as Borrower
By:     Charles Gillespie
Name:     Charles Gillespie
Title:    Authorized Signatory
ROTO SPORTS, INC., as Borrower
By:     /s/ Charles Gillespie
Name:     Charles Gillespie
Title:    Authorized Signatory